Exhibit 5.1

Orrick, Herrington & Sutcliffe (Europe) LLP
31, avenue Pierre 1er de Serbie 75782 Paris Cedex 16 France Siren : 808 676 316 T +33 1 53 53 75 00 F +33 1 53 53 75 01 orrick.com

September 4, 2018

Talend S.A.

9 rue Pages

92150 Suresnes, France

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the possible issuance by Talend SA, a société anonyme incorporated in the French Republic (the “Company”) of ordinary shares of the Company (the “Shares”), as follows: (i)  up to 2,000,000 Shares pursuant to (a) the Company’s 2018 Free Share Plan (the “2018 Free Share Plan”), as approved by the general meeting of shareholders of the Company on June 26th, 2018 and by the board of directors of the Company on August 2nd, 2018, and (b) the delegation of authority granted by the general meeting of shareholders of the Company on June 26 2018 (the “Warrants Delegation”) allowing the Board of Directors to issue share subscription warrants (bons de souscription de parts de créateur d’entreprise, or BSPCE, and bons de souscription d’actions, or BSA) , each giving the right to subscribe for one (1) Share (the “Warrants”) and (ii)  up to 571,000 Shares pursuant to the Company’s Employee Stock Purchase Plan, as approved by the board of directors of the Company on October 31st, 2017 pursuant to the delegation granted by the general meetings of shareholders of the Company on June 6, 2017, renewed on June 26, 2018 (the “ESPP Plan” and, together with the 2018 Free Share Plan and the Warrants Delegation, the “Plans”), and pursuant to a registration statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”). The Shares will be represented by the Company’s American Depositary Shares (“ADSs”), each of which represents one Share, with a €0.08 par value per Share.

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed and have relied on a certificate of an officer of the Company as to factual statements contained in such instruments, documents and records. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures and (b) the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Company’s Board of Directors is duly authorized (i) to adopt the Plans and (ii) to decide the issuance and therefore, to issue (a) up to 2,000,000 Shares represented by ADSs to be issued by the Company pursuant the 2018 Free Shares Plan and the exercise of Warrants to be issued by the Company in accordance with the Warrants Delegation and (b) up to 571,000 Shares represented by ADSs to be issued by the Company pursuant the ESPP Plan. Such Shares have been duly authorized and, when issued and subscribed for, will be validly issued, fully paid up and nonassessable.

In rendering this opinion, we have assumed that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and subscribed for, (ii) the Shares to be subscribed for are issued in accordance with the terms of the Plans, (iii) the Company receives the full consideration for the Shares as stated in the Plans, (iv) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Shares and (v) all applicable securities laws are complied with.

We have also assumed, for any future awards under the Plans, that (i) the resolutions of the Company’s shareholders meeting that authorize the Board of Directors to issue Shares pursuant to the respective Plans will remain in full force and effect on the date of such awards and (ii) the total number of Shares to be issued pursuant to the 2018 Free Share Plan and the Warrants Delegation shall not exceed, in the aggregate 2,000,000 Shares and (iii) the total number of Shares to be issued pursuant to the ESPP Plan shall not exceed 571,000 Shares and that (iv) any decision of the Board of Directors to issue Shares shall be made no later than (a) August 26, 2021 with respect to Shares to be issued pursuant to the 2018 Free Share Plan or (b) December 26, 2019 with respect to Shares to be issued pursuant to the Warrants Delegation or (c) December 26, 2019 with respect to Shares to be issued pursuant to the ESPP Plan.

The opinion expressed above is limited to the laws of the French Republic and we do not express any opinion as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including any prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe (Europe) LLP

ORRICK, HERRINGTON & SUTCLIFFE (EUROPE) LLP